News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

CROWN HOLDINGS, INC. REPORTS SECOND QUARTER 2019 RESULTS

Yardley, PA - July 17, 2019. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the second quarter ended June 30, 2019.

Second Quarter Results

•	Earnings per share $1.02 versus $0.99 in 2018

•	Adjusted earnings per share $1.46 versus $1.55 in 2018

•	Announced new North America beverage can capacity additions

Net sales in the second quarter were $3,035 million compared to $3,046 million in the second quarter of 2018 reflecting $80 million of unfavorable currency translation offset by increased beverage can volumes.

Income from operations was $383 million in the quarter compared to $292 million in the second quarter of 2018. Segment income was $386 million in the second quarter compared to $389 million in the prior year second quarter.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “Our overall performance during the quarter was generally in line with expectations.  Strong results throughout our global beverage can operations offset a disappointing result in our European food can business.  Beverage can volume growth was fueled by notable gains in Brazil, Europe and Southeast Asia, as consumers in both emerging and developed markets continue to show a preference for cans over other packaging options.  Recently installed beverage can capacity additions, including a third line at the Company’s existing plant in Phnom Penh, Cambodia, a new one line high-speed plant in Parma, Italy, and a new two line high-speed plant in Valencia, Spain, have helped us meet the continuing expansion in demand.  In November 2019, we plan to commence operations at a new beverage can facility in Rio Verde, central Brazil.

"To meet volume requirements in our North American beverage can business, we have begun the construction of a third high-speed line at our Nichols, New York facility which will begin production during the second quarter of 2020.  Also to support demand growth and targeted for a first quarter 2020 start-up, we will convert an existing two-piece steel food can production line at our Weston, Ontario plant to produce aluminum beverage cans.  Both the Nichols and Weston lines will be capable of producing multiple sizes.  The underlying demand supporting these projects underscores that beverage cans are the world’s most sustainable and recycled beverage packaging and are increasingly being viewed as the most responsible format.”

Interest expense was $97 million in the second quarter of 2019 compared to $103 million in 2018 primarily due to lower debt levels in the current year.

Net income attributable to Crown Holdings in the second quarter was $137 million compared to $132 million in the second quarter of 2018. Reported diluted earnings per share were $1.02 in the second quarter of 2019 compared to $0.99 in 2018. Adjusted diluted earnings per share were $1.46 compared to $1.55 in 2018.

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

Six Month Results
Net sales for the first six months of 2019 increased to $5,790 million compared to $5,243 million in the first six months of 2018 primarily due to the impact of the Signode acquisition and increased beverage can volumes, partially offset by $180 million of unfavorable currency translation.

Income from operations was $645 million in the first half of 2019 compared to $513 million in the first half of 2018. Segment income in the first half of 2019 increased to $701 million over the $634 million in the prior year period reflecting the Signode acquisition and increased beverage can volumes.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

Interest expense was $195 million for the first six months of 2019 compared to $177 million in 2018 primarily due to higher average outstanding debt from borrowings incurred to finance the Signode acquisition.

Net income attributable to Crown Holdings in the first six months of 2019 was $240 million compared to $222 million in the first six months of 2018.  Reported diluted earnings per share were $1.78 compared to $1.66 in 2018.  Adjusted diluted earnings per share increased to $2.51 over the $2.49 in 2018.

Outlook
The Company currently expects third quarter and full year 2019 adjusted diluted earnings to be in the ranges of $1.50 to $1.60 and $5.05 to $5.20 per share, respectively. The revision compared to the previous full year earnings estimate of $5.20-$5.40 per share is primarily due to lower projected full year results than expected in European Food and Transit Packaging.  While the second half of 2019 is expected to be somewhat better than the same period in 2018, European Food will not fully recover shortfalls experienced in the first half. In Transit Packaging, the Company is now expecting that second half performance will trail the prior year based on recent market sentiment.

The adjusted effective income tax rate for the full year of 2019 is expected to be between 25% and 26%, although it may vary from quarter to quarter.

Adjusted free cash flow, as defined below, is currently expected to be approximately $725 million to $750 million for 2019. The revision in cash flow guidance compared to the previous estimate of approximately $775 million is primarily due to the impact of the earnings revision described above, and an increase in capital spending to support expected North American beverage can volume growth in 2020 and beyond. The Company currently expects full year capital spending of approximately $440 million.

Non-GAAP Measures
Segment income, adjusted free cash flow, net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, diluted earnings per share, effective tax rates, cash flow or leverage ratio data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and net leverage ratio as the principal measure of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Reconciliations of estimated adjusted diluted earnings per share for the third quarter and full year of 2019 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, acquisition related costs including fair value adjustments to inventory, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted free cash flow and net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or possible future dividends. Segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA can be found within this release.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

Conference Call
The Company will hold a conference call tomorrow, July 18, 2019 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (630) 395-0194 or toll-free (888) 324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on July 25. The telephone numbers for the replay are (402) 220-0241 or toll free (800) 638-8815.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of currency translation; the continuation of performance and market trends in 2019, including consumer preference for beverage cans and increasing global beverage can demand and demand in Brazil, Europe, North America and Southeast Asia; the Company’s ability to successfully complete and begin production at capacity expansion projects within expected timelines and budgets in Brazil, the U.S. and Canada and the Company’s ability to generate expected earnings and cash flow in 2019 that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2018 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net sales	$3,035	$3,046	$5,790	$5,243

Cost of products sold	2,417	2,466	4,627	4,274
Depreciation and amortization	123	113	245	178
Selling and administrative expense	157	159	314	249
Restructuring and other	(45)	16	(41)	29
Income from operations (1)	383	292	645	513

Pension settlements and curtailments	31		17
Other pension and postretirement	(2)	(17)	(6)	(34)
Foreign exchange	1	10	2	28
Earnings before interest and taxes	353	299	632	519
Interest expense	97	103	195	177
Interest income	(4)	(5)	(7)	(11)
Loss from early extinguishment of debt			6
Income before income taxes	260	201	438	353
Provision for income taxes	88	55	136	94
Equity earnings	2	1	3	1
Net income	174	147	305	260
Net income attributable to noncontrolling interests	(37)	(15)	(65)	(38)
Net income attributable to Crown Holdings	$137	$132	$240	$222

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$1.02	$0.99	$1.79	$1.66
Diluted	$1.02	$0.99	$1.78	$1.66

Weighted average common shares outstanding:
Basic	133,865,669	133,612,348	133,827,567	133,546,223
Diluted	134,777,236	133,844,185	134,636,935	133,814,394
Actual common shares outstanding	135,434,877	135,174,989	135,434,877	135,174,989

(1) A reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges, provisions for asbestos and restructuring and other, and the impact of fair value adjustments to inventory acquired in an acquisition.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Income from operations	$383	$292	$645	$513
Intangibles amortization	48	41	97	52
Fair value adjustment to inventory (1)		40		40
Provision for restructuring and other	(45)	16	(41)	29
Segment income	$386	$389	701	634

(1) Included in cost of products sold

Segment Information

Net Sales	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Americas Beverage	$890	$848	$1,678	$1,606
European Beverage	410	405	749	776
European Food	483	514	906	942
Asia Pacific	319	332	640	669
Transit Packaging	592	620	1,161	620
Total reportable segments	2,694	2,719	5,134	4,613
Non-reportable segments (2)	341	327	656	630
Total net sales	$3,035	$3,046	$5,790	$5,243

Segment Income
Americas Beverage	$139	$113	$252	$211
European Beverage	60	59	99	114
European Food	62	85	110	141
Asia Pacific	51	47	96	91
Transit Packaging	80	94	153	94
Total reportable segments	392	398	710	651
Non-reportable segments (2)	33	31	69	62
Corporate and other unallocated items	(39)	(40)	(78)	(79)
Total segment income	$386	$389	$701	$634

(2) Includes the Company's food can and closures businesses in North America, aerosol can businesses in North America and Europe, the promotional packaging business in Europe, and tooling and equipment operations in the U.S. and United Kingdom.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended June 30,				Six Months Ended June 30,
	2019		2018		2019		2018
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$137	$1.02	$132	$0.99	$240	$1.78	$222	$1.66
Intangibles amortization (1)	48	0.36	41	0.31	97	0.72	52	0.39
Fair value adjustment to inventory (2)			40	0.30			40	0.30
Restructuring and other (3)	(45)	(0.33)	16	0.12	(41)	(0.30)	29	0.22
Pension settlements and curtailments (4)	31	0.23			17	0.13
Acquisition costs (5)							24	0.18
Loss from early extinguishment of debt (6)					6	0.04
Income taxes (7)	12	0.08	(21)	(0.16)	2	0.01	(33)	(0.25)
Noncontrolling interests (8)	14	0.10	(1)	(0.01)	17	0.13	(1)	(0.01)
Adjusted net income/diluted earnings per share	$197	$1.46	$207	$1.55	$338	$2.51	$333	$2.49

Effective tax rate as reported	33.8%		27.4%		31.1%		26.6%

Adjusted effective tax rate (9)	25.9%		25.5%		25.9%		25.5%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)
In the second quarter and first six months of 2019, the Company recorded charges of $47 million ($35 million net of tax) and $94 million ($70 million net of tax) for intangibles arising from acquisitions. Also in the second quarter and first six months of 2019, the Company recorded charge of $1 million ($1 million net of tax) and $3 million ($3 million net of tax) for accelerated depreciation related to the planned shutdown of a steel beverage can operation in Spain. In the second quarter and first six months of 2018, the Company recorded charges of $41 million ($30 million net of tax) and $52 million ($38 million net of tax) for intangibles amortization.

(2)
In the second quarter of 2018, the Company recorded a charge of $40 million ($29 million net of tax) in cost of products sold for fair value adjustment related to the sale of inventory acquired in its acquisition of Signode.

(3)
In the second quarter and first six months of 2019, the Company recorded net restructuring and other gains of $45 million ($31 million net of tax) and $41 million ($26 million net of tax).  The second quarter included a gain of $41 million arising from a favorable court ruling in a lawsuit brought by one of the Company’s Brazilian subsidiaries claiming it was overcharged by the local tax authorities for indirect taxes paid in prior years, and other net gains of $4 million primarily related to asset sales. The first six months of 2019 included gains of $50 million related to the favorable court rulings in Brazil, offset by other net charges of $9 million primarily related to restructuring actions and asset sales. In the second quarter and first six months of 2018, the Company recorded net restructuring and other charges of $16 million ($13 million net of tax) and $29 million ($24 million net of tax) including $19 million and $22 million of transaction costs in connection with its acquisition of Signode.

(4)
In the second quarter of 2019, the Company recorded a charge of $31 million ($26 million net of tax) arising from a pension plan settlement. In the first quarter of 2019, the Company recorded a curtailment gain of $14 million ($12 million net of tax) in connection with the closure of a defined pension plan to future accrual for active members.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

(5)
In the first quarter of 2018, the Company recorded a charge of $15 million ($10 million net of tax) for net losses arising from its hedge of the U.S. dollar purchase price of its acquisition of Signode. Also in the first quarter, the Company incurred net charges of $9 million ($7 million net of tax) for pre-acquisition interest carrying costs on borrowings to finance the acquisition.

(6)
In the first quarter of 2019, the Company recorded a charge of $6 million ($5 million net of tax) for the write off of deferred financing fees in connection with the repayment of a portion of its term loan.

(7)
In the second quarter and first six months of 2019, the Company recorded income tax benefits of $3 million and $13 million related to the items described above. Also in the second quarter of 2019, the Company recorded a charge of $15 million to settle a tax contingency arising from a transaction that occurred prior to its acquisition of Signode. In the second quarter and first six months of 2018, the Company recorded income tax benefits of $21 million and $33 million related to the items described above.

(8)
In the second quarter and first six months of 2019, the Company recorded noncontrolling interest expense of $14 million and $17 million related to the items described above. In the second quarter and first six months of 2018, the Company recorded noncontrolling interest benefits of $1 million and $1 million related to the items described above.

(9)	Income tax effects on adjusted net income were calculated using the applicable tax rates of the underlying jurisdictions.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

June 30,	2019 (1)	2018
Assets
Current assets
Cash and cash equivalents	$342	$298
Receivables, net	1,830	1,790
Inventories	1,837	1,737
Prepaid expenses and other current assets	205	330
Total current assets	4,214	4,155

Goodwill and intangible assets, net	6,554	6,741
Property, plant and equipment, net	3,761	3,688
Other non-current assets	1,043	776
Total	$15,572	$15,360

Liabilities and equity
Current liabilities
Short-term debt	$135	$31
Current maturities of long-term debt	88	84
Accounts payable and accrued liabilities	3,385	3,414
Total current liabilities	3,608	3,529

Long-term debt, excluding current maturities	8,549	9,236
Other non-current liabilities	1,709	1,458

Noncontrolling interests	406	353
Crown Holdings shareholders' equity	1,300	784
Total equity	1,706	1,137
Total	$15,572	$15,360

(1)
On January 1, 2019, the Company adopted new lease accounting guidance resulting in increases in other non-current assets and other non-current liabilities of $220. Prior period amounts have not been recast and continue to be reported in accordance with accounting guidance in effect for those periods.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Six months ended June 30,	2019	2018

Cash flows from operating activities
Net income	$305	$260
Depreciation and amortization	245	178
Restructuring and other	(41)	29
Pension expense	40	3
Pension contributions	(9)	(10)
Stock-based compensation	16	11
Working capital changes and other	(783)	(963)
Net cash used for operating activities (1)	(227)	(492)

Cash flows from investing activities
Capital expenditures	(154)	(200)
Beneficial interest in transferred receivables		335
Acquisition of business, net of cash acquired		(3,907)
Proceeds from sale of assets	11	5
Other	6	(25)
Net cash used for investing activities	(137)	(3,792)

Cash flows from financing activities
Net change in debt	130	4,246
Dividends paid to noncontrolling interests	(11)	(6)
Common stock repurchased	(2)	(4)
Debt issue costs		(70)
Other, net	(18)	(4)
Net cash provided by financing activities	99	4,162

Effect of exchange rate changes on cash and cash equivalents	3	(6)

Net change in cash and cash equivalents	(262)	(128)
Cash and cash equivalents at January 1	659	435

Cash and cash equivalents at June 30 (2)	$397	$307

(1)
Adjusted free cash flow is defined by the Company as net cash used for operating activities plus beneficial interest in transferred receivables less capital expenditures and certain other items. A reconciliation from net cash used for operating activities to adjusted free cash flow for the three and six months ended June 30, 2019 and 2018 follows.

(2)	Cash and cash equivalents includes $55 and $9 of restricted cash at June 30, 2019 and 2018.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net cash from operating activities	$439	$259	$(227)	$(492)
Beneficial interest in transferred receivables (3)		160		335
Acquisition costs		19		22
Adjusted cash from operating activities	439	438	(227)	(135)
Interest included in investing activities (4)			6
Capital expenditures	(79)	(108)	(154)	(200)
Adjusted free cash flow	$360	$330	$(375)	$(335)

(3)
Subsequent to amendments to the Company’s receivables securitization program during the third quarter of 2018, certain activity that was previously reported as investing activity is now reported as operating activity.

(4)	Interest benefit of cross-currency swap included in investing activities.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Impact of Foreign Currency Translation by Segment (1)

	Three Months Ended June 30, 2019		Six Months Ended June 30, 2019
	Net Sales	Segment Income	Net Sales	Segment Income
Americas Beverage	$(7)	$(1)	$(18)	$(2)
European Beverage	(19)	(2)	(38)	(4)
European Food	(28)	(3)	(63)	(7)
Asia Pacific	(3)	(1)	(7)	(1)
Transit Packaging	(18)	(3)	(43)	(6)
Corporate and Non-Reportable	(5)	1	(11)	1
	$(80)	$(9)	$(180)	$(19)

(1)
The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods.  In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by multiplying or dividing, as appropriate, the current U.S. dollar results by current year average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the applicable prior year average foreign exchange rates.

Comparative Results for Transit Packaging

	Revenue			Segment Income			Depreciation (2)
	2019	2018	2017	2019	2018	2017	2019	2018	2017
Q1	$569	$588	$526	$73	$79	$76	$15	$13	$12
Q2	592	620	575	80	94	80	14	14	13
Q3		585	565		81	82		15	12
Q4		595	566		80	82		14	13
		$2,388	$2,232		$334	$320		$56	$50

(2)	Amount of depreciation expense included in segment income.

Reconciliation of Adjusted EBITDA

	June YTD	June YTD	Full Year	Twelve Months Ended
	2019	2018	2018	June 30, 2019
Income from operations	$645	$513	$1,096	$1,228
Add:
Intangibles amortization	97	52	148	193
Fair value adjustment to inventory		40	40
Provision for restructuring and other	(41)	29	44	(26)
Segment income	701	634	1,328	1,395
Other pension and postretirement	6	34	67	39
Depreciation	148	126	277	299
Adjusted EBITDA	$855	$794	$1,672	$1,733